Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of May , 2022 and made effective as of May , 2022 (the “Effective Date”), by and between Wearable Health Solutions Inc., a Nevada corporation (the “Company”), and Vincent S. Miceli (the “Executive”). Contact at ________ and ___________.

W I T N E S S E T H:

WHEREAS, the Company desires to hire the Executive and the Executive desires to become employed by the Company; and

WHEREAS, the Company and the Executive have determined that it is in their respective best interests to enter into this Agreement on the terms and conditions as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.         Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, upon the terms and conditions set forth herein. Executive shall perform all of his services remotely from his residence in Connecticut. Executive acknowledges that from time to time, his physical presence may be required at Company locations, and shall make himself reasonably available to attend to Company business at external locations.

2.         Term. The employment of the Executive by the Company pursuant to this Agreement will commence on the Effective Date and will terminate on the three-year anniversary of the Effective Date (the “Initial Term”) unless sooner terminated or extended as hereinafter provided (such term, as terminated or extended as hereinafter provided, being the “Term”).

(a)	Renewal Option. Unless the Executive or the Board (as defined below) provides written notification to the other, not less than thirty (30) days prior to the end of the Initial Term, that the Executive or the Board, as the case may be, elects not to renew the Term of this Agreement, this Agreement shall automatically be renewed for an additional two (2) year period (a “Renewal Term”), commencing upon the expiration of the Initial Term or the prior Renewal Term, as the case may be. Except as expressly otherwise set forth herein, the terms and conditions of this Agreement shall continue in full force and effect during any Renewal Term.

3.         Position and Duties. The Executive shall serve as the Chief Financial Officer (CFO) of the Company, and will have such responsibilities, duties and authority, and will render such services for and in connection with the Company as are customary for a CFO of a publicly traded company, and such additional services as the Chief Executive Officer of the Company may from time to time reasonably direct, including the initiation, coordination and preparation of the Company’s planned Tier 2 Regulation A Offering. The Executive shall perform his duties diligently and faithfully and shall devote forty hours per week of his working time and efforts to the business and affairs of the Company in accordance with this Agreement. The Executive agrees to comply with and be subject to all of the Company’s policies, guidelines and procedures, including reasonable amendments to such policies, guidelines and procedures adopted by the Company. The Executive further agrees to abide by the Bylaws and Articles of Incorporation of the Company (as each may be amended and/or modified from time to time) and reasonable rules and regulations as are adopted from time to time by the Board. Notwithstanding anything in this Section 3 to the contrary, the Executive shall not be required to perform any duties or responsibilities that would result in a violation of, or noncompliance with, any law, regulation, regulatory pronouncement or any other regulatory requirement applicable to the Company and the conduct of the Company’s and its Subsidiaries’ businesses or to the Executive in his capacity as an Executive of the Company. For purposes of this Agreement, the term “Subsidiary” means any current or future corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by the Company.

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4.         Compensation. The Executive’s compensation during the Term shall be as set forth below.

(a)	Beginning on the Effective Date through April 30, 2025, the Executive shall receive (i) (9,000) nine thousand dollars on a semi-monthly basis, on the 15th and 30th day of each month (less applicable withholdings) plus (ii) an award of 175,000 restricted common shares of the Company’s common stock each month (the cash and restricted common shares shall be referred to as Executive’s “Base Salary” for purposes of this Agreement) AND;

(1)	A signing bonus of 5,000,000 restricted shares of the Company’s common stock, par value $0.0001 (the “Common Stock”) upon signing this Agreement, which Executive shall be 100% vested in immediately upon signing this Agreement.

(2)	An annual bonus equal to the value of 7,000,000 restricted shares of the Company’s common stock, based upon the share price at the close of trading on the last business day of each year, due at the end of each year of the Initial Term of this agreement. The Company shall pay Executive this annual bonus as $65,000 cash and the remainder in restricted shares. To be clear and by way of example, if the value of 7,000,000 restricted shares at the close of trading on the last business day of a particular year is $265,000, then Executive shall receive $65,000 in cash plus restricted shares with a value of $200,000. Executive shall be 100% fully vested in such shares immediately upon grant.

The Company shall provide the Executive with employee benefit plans and insurance programs of the Company that the Company may sponsor from time to time. At a minimum, the Company shall pay 100% of the premiums for health insurance for the Executive, estimated to be $1,444 per month, Short-and-Long-Term Disability Insurance and Term Life Insurance in the amount of $1,000,000, in addition to other customary Company benefits. If the Company elects not to offer health, disability or life insurance to the Executive, it agrees to reimburse the Executive for 100% of the premiums for such insurance plans.

Each share of Common Stock issuable pursuant to Section 4(a)(1) above shall be valued at $0.0001 per share.

Executive, subject to satisfaction of the eligibility requirement thereof, will be eligible to participate in any stock option or similar plan adopted by the Company or receive equity award grants under the Company’s equity incentive plans in the discretion of the Board.

5.         Termination of Employment. Executive's employment and the Initial Term shall terminate on the first, if any, of the following to occur (the “Termination Date”).

(a)	Termination due to Disability. Upon ten (10) Business Days' prior written notice by the Company to Executive of termination due to Disability. For purposes of this Agreement, “Disability” shall mean that Executive, because of accident, disability, or physical or mental illness, is incapable of performing Executive's duties to the Company or any affiliate of the Company, as reasonably determined by the Board. Notwithstanding the foregoing, Executive will be deemed to have become incapable of performing Executive’s duties to the Company or any affiliate of the Company if (i) Executive is incapable of so doing for (A) a continuous period of one hundred eighty days and remains so incapable at the end of such one hundred eighty day period or (B) periods amounting in the aggregate to one hundred eighty (180) days within any one period of two hundred ten (210) days and remains so incapable at the end of such aggregate period of two hundred ten (210) days, (ii) Executive qualifies to receive long-term disability payments under the long-term disability insurance program, as it may be amended from time to time, covering employees of the Company or affiliates of the Company and in which program Executive participates or (iii) Executive qualifies as totally disabled under United States Social Security Administration regulations. Nothing in this Section 5(a) shall be construed to waive the Executive’s rights, if any, under law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

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(b)	Automatically upon the date of Executive’s death.

(c)	Termination by the Company for Cause. Immediately upon written notice by the Company to Executive of a termination for Cause. “Cause” shall mean (i) Executive's willful or intentional failure to perform Executive's duties to the Company including, or to follow the lawful directives of the CEO (other than as a result of death or Disability) which failure, to the extent curable is not cured within thirty (30) days after written notice of any such failure to perform such duties or directives was given to Executive specifying such failure; (ii) conviction of, or pleading of guilty to, a felony; (iii) Executive’s failure to reasonably cooperate in any audit or investigation of the business or financial practices of the Company or any of its affiliates, which failure, to the extent curable is not cured within thirty (30) days after written notice of any such failure to perform such duties or directives was given to Executive specifying such failure; (iv) Executive's performance of any act of theft, embezzlement, fraud, malfeasance or misappropriation of the Company’s or any of its affiliates’ property; or (v) materially and intentionally breach of this Agreement or any other agreement with the Company or any of its affiliates, or a violation of the Company’s or Company’s code of conduct or other written policy, which failure, to the extent curable is not cured within thirty (30) days after written notice of any such failure to perform such duties or directives was given to Executive specifying the nature of such failure.

(d)	Termination by the Company without Cause. Upon at least sixty (60) days prior written notice by the Company to Executive of the termination of Executive’s employment without Cause (other than for death or Disability).

(e)	Termination by Executive. Upon at least sixty (60) days’ prior written notice by Executive to the Company of Executive's voluntary termination of employment for any reason, other than Good Reason, which the Company may, in its sole discretion, make effective earlier than any such date notified by the Executive, or upon at least thirty (30) days’ prior written notice by Executive to the Company for Good Reason, provided that the reason for such termination for Good Reason is not cured by the Company, during such applicable notice period. “Good Reason” shall mean any of the following: (i) any material breach by the Company of this Agreement; (ii) any material adverse change in Executive’s title, duties, responsibilities, or reporting obligations; (iii) any reduction in the Executive’s annual rate of Base Salary, unless the Board has determined, in its sole and reasonable discretion, that the Company’s financial situation requires the reduction of base salaries payable to all of the Company’s executive officers and the percentage reduction of the Executive’s Base Salary is not greater than the reduction to any other executive officer’s Base Salary; (iv) a requirement by the Company that Executive perform any act that is unlawful or dishonest; or (v) a requirement by the Company that the Executive’s regular Reporting Location be outside of the State of Connecticut.

(f)	Expiration of Initial Term; Non-Renewal of Agreement. Automatically upon the expiration of the Initial Term or any then current Renewal Term due to a non- renewal of the Agreement by the Company or Executive pursuant to the provisions of Section 2 (a).

6.         Effects of Termination.

(a)	Termination due to Death or Disability. In the event that Executive’s employment and the Employment Term ends on account of either Executive’s death or Disability, Executive or Executive’s legal representative, as applicable, shall be entitled to the following (with the amounts due to be paid within sixty (60) days following the Termination Date, or such earlier date as may be required by applicable law):

(i)	any unpaid Base Salary through the Termination Date;

(ii)	reimbursement for any unreimbursed business expenses incurred through the Termination Date;

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(iii)	all other payments, benefits or fringe benefits to which Executive shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (clauses (i) and (ii) and this clause (iv) collectively, the “Accrued Benefits”).

(b)	Termination for Cause or by Executive without Good Reason. If Executive’s employment is terminated (i) by the Company for Cause or (ii) by Executive for any reason other than Good Reason, the Company shall pay to Executive the Accrued Benefits (with the amounts due to be paid within sixty (60) days following the Termination Date, or such earlier date as may be required by applicable law).

(c)	Termination without Cause or for Good Reason. If Executive’s employment is terminated by the Company, other than for Cause, or by Executive for Good Reason, the Company shall pay or provide Executive with the following:

(i)	the Accrued Benefits (with the amounts due to be paid within sixty (60) days following the Termination Date, or such earlier date as may be required by applicable law); and

(ii)	Severance in an amount equal to the greater of (A) six (6) months of the Executive’s then current Base Salary paid after the Termination Date in six (6) equal monthly payments on the Company’s regular payroll dates, or (B) the Executive’s then current Base Salary for the remainder of the Initial Term or the then current Renewal Term, as applicable, paid after the Termination Date on the Company’s regular payroll dates, in each case less any required withholdings or deductions; and

(iii)	the Company shall continue Executive’s coverage under any health insurance plan insuring Executive or shall reimburse Executive for the cost of any comparable plan, for the greater of (A) six (6) months after the Termination Date or (B) the remainder of the Initial Term or the then current Renewal Term, as applicable.

(d)	Termination as a Result of Non-Renewal of this Agreement by the Company. If Executive’s employment is terminated as a result of the Company’s sole election not to extend an Employment Term (whether the Initial Term or a Renewal Term) as provided in Section 2(a), Company shall pay to Executive:

(i)	the Accrued Benefits (with the amounts due to be paid within sixty (60) days following Termination Date, or such earlier date as may be required by applicable law); and

(ii)	severance in an amount equal to three (3) months of the Executive’s then current Base Salary paid after the Termination Date in three (3) equal monthly payments on the Company’s regular payroll dates; and

(iii)	the Company shall continue Executive’s coverage under any health insurance plan insuring Executive or shall reimburse Executive for the cost of any comparable plan, for three (3) months after the Termination Date.

(e)	Termination as a Result of Non-Renewal of this Agreement by the Executive or the Mutual Agreement of the Executive and the Company. If Executive’s employment is terminated as a result of the Executive’s sole election or the mutual agreement of the Executive and the Company not to renew an Employment Term (whether the Initial Term or a Renewal Term) as provided in Section 2(a), the Company shall pay to Executive the Accrued Benefits (with the amounts due to be paid within sixty (60) days following Termination Date, or such earlier date as may be required by applicable law). Provided that the Executive continues to serve as the Chief Financial Officer of the Company, the Executive’s election not to extend the Employment Term because the Base Salary offered by the Company for the applicable Renewal Term is less than his then current Base Salary, any termination shall not be considered an election by the Executive not to extend the Employment Term, unless the base salaries of all other executive officers of the Company are also reduced, on a pro rata basis, and, in the event that the Base Salary offered to the Executive is reduced, without a pro rata reduction to the base salaries of all other executive officers, then any such termination will be considered the Company’s sole election not to extend the Employment Term, and shall be subject to the provisions of Section 6(d) hereof.

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The payments and benefits set out in this Section are the Company’s sole obligation and are intended and deemed to satisfy all of the Company's obligations in connection with the termination of Executive’s employment in the event of a termination by the Company without Cause, whether statutory, contractual or at law. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits shall only be payable if Executive delivers to the Company and does not revoke a general release of claims in favor of the Company in a form reasonably satisfactory to the Company.

7.         Section 409A Compliance.

a.	The intent of the Parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

b.	A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

c.	To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

d.	For purposes of Code Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

e.	Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

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8.        Indemnification. The Company shall indemnify and hold Executive harmless from and against any and all losses, costs, damages and/or expenses (including reasonable attorneys' fees and expenses as and when incurred), resulting from any claim, investigation, lawsuit, arbitration and/or other actions arising out of any claim or legal action brought against Executive, whether or not ultimately defensible under the applicable "Business Judgment Rule," relating in any way to the services performed by Executive to and/or for the Company or any of its subsidiaries or affiliates and/or in connection with Executives duties and responsibilities set forth in this Agreement during the Term. Notwithstanding anything to the contrary provided herein or elsewhere, the indemnity obligation of the Company provided herein shall not apply in the event it is determined by a court, arbitration panel and/or other person having legal jurisdiction to make such determination and after the time for all appeals has passed, to have arisen from Executive's gross negligence or willful misconduct, from conduct undertaken outside the scope of Executive's authority.

9.        Mutual Non-Disparagement. During the Term and thereafter, neither the Executive nor the Company shall in a public forum (including but not limited to the Internet, lectures, to the media, published material, to analysts or in comparable forums) criticize, denigrate or speak adversely of the Executive, Company or any of its affiliates or any of its or its Affiliates' directors, officers, managers or employees.

10.       Successors; Binding Agreement. This Agreement shall inure to the benefit of and be enforceable by the parties hereto their heirs, successors and assigns.

11.       Notice. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of: (a) the date of transmission, if such notice or communication is delivered via facsimile or email attachment at the facsimile number or email address as set forth below at or prior to 5:30 p.m. (Pacific time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is delivered via facsimile or email attachment at the facsimile number or email address as set forth on the signature pages attached hereto on a day that is not a business day or later than 5:30 p.m. (Pacific time) on any business day, (c) the first (1st) business day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be:

If to the Executive:

T-

If to the Company:

Wearable Health Solutions Inc. 2901 Pacific Coast Hwy, Suite 200 Newport Beach, CA 92663 Telephone No. 949-270-7640

Att. Harrysen Mittler CEO

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12.       Amendments. No provisions of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be binding on all successors to the Company.

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13.       Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and affect.

14.       Governing Law; Jurisdiction. This Agreement and the terms and conditions set forth herein, shall be governed by and construed solely and exclusively in accordance with the laws of the State of Connecticut without regard to the conflicts of laws principles thereof. The Parties hereto hereby expressly and irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement shall be brought solely in a federal or state court located in the State of Connecticut. By its execution hereof, the Parties hereto covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the State of Connecticut and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in the State of Connecticut. The Parties hereto expressly and irrevocably waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto.

15.       Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart thereof.

16.       Survival of Provisions. Notwithstanding anything to the contrary provided herein or elsewhere, following any termination or expiration of this Agreement, Sections 5, 6, 10, and 11- 18 shall survive any termination or expiration and shall be fully enforceable thereafter.

17.       Representation. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations hereunder shall not violate any agreement between the Company and any other person, firm or organization.

18.       Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

19.       Headings. The parties acknowledge that the headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

20.       Incorporation by Reference. All “WHEREAS” AND THE “NOW, THEREFORE” provisions of this Agreement are incorporated by reference and made a part of this Agreement.

21.       Attorney’s Fees. If any Party hereto shall bring an action at law or in equity to enforce its rights under this Agreement, the prevailing Party in such action shall be entitled to recover from the Party against whom enforcement is sought its or his costs and expenses incurred in connection with such action (including reasonable fees, disbursements and expenses of attorneys and costs of investigation).

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22.       Each Party Represented by Legal Counsel. Each party hereto acknowledges that he has been represented by counsel of his own choice (unless a party elected not to use legal counsel) throughout all of the negotiations which preceded the execution of this Agreement and in connection with the preparation and execution of this Agreement. This Agreement has been negotiated at arm’s-length between the parties, and each party is fully knowledgeable in the matters set forth within this Agreement and as to the effects of this Agreement. Accordingly, given that the parties and their respective legal counsel (unless a party elected not to use legal counsel) have had the opportunity to draft, review, comment on and/or edit the language of this Agreement, no presumption for or against any party arising out of drafting all or any part of this Agreement will be applied in any action relating to, connected with or involving this Agreement. In particular, any rule of law, legal decisions, or common law principles of similar effect that would require interpretation of any ambiguities in this Agreement against the party that has drafted it, is of no application and is hereby expressly waived. This Agreement shall be construed without regard to the party or parties responsible for the preparation hereof; and this Agreement shall be deemed as prepared jointly by all parties. Any ambiguity or uncertainty existing herein shall not be interpreted or construed against any party.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

Wearable Health Solutions Inc.

Dated: May __, 2022	By:

Name: Harrysen Mittler
Title: CEO

EXECUTIVE

Dated: May __, 2022	By:

Name: Vincent S. Miceli
Title: Incoming CFO

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